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                                                                  EXECUTION COPY
                                                                  EXHIBIT 10.3

                    NON-COMPETITION AGREEMENT


                         NON-COMPETITION AGREEMENT dated as of January 27, 1998
                    between Liberty Group Operating, Inc., a Delaware corporation ("CNCO"), and Hollinger International Inc., a Delaware corporation ("Hollinger").


           WHEREAS, Liberty Group Publishing, Inc. ("LGP"), Green Equity Investors II, L.P. ("Green"), CNCO, Hollinger, APAC-90 Inc. ("APAC-90), American Publishing (1991) Inc. ("AP-91") and APAC-95 Inc. ("APAC-95") have entered into an Asset Purchase Agreement, dated November 21, 1997 (the "Asset Purchase Agreement") and LGP, Green, CNCO, American Publishing Company of Illinois, Hollinger, APAC-90, AP-91 and APAC-95 have entered into an Asset Purchase Agreement, dated November 21, 1997;

           WHEREAS CNCO and Hollinger are both engaged in the newspaper business; and

           WHEREAS CNCO desires that Hollinger's newspaper business not compete with CNCO's newspaper business;

           Accordingly, CNCO and Hollinger hereby agree as follows:

                                   ARTICLE I

                                  Definitions

     1. "Affiliate" means, with respect any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     2. "Closing Date" shall mean the Closing Date as defined in the Asset Purchase Agreement.

     3. "Effective Date" shall mean the Effective Date as defined in the Asset Purchase Agreement.

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     4. "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

     5. "Publication" means any daily or weekly newspaper or other paid or free publication having regional, local or targeted markets, including a publication having limited or no news or editorial content such as shoppers or other "total market coverage" publications, which in the case of any daily newspaper has a circulation of 10,000 issues or less in any one regular distribution.

     6. "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                                   ARTICLE II

                           Non-Competition Provisions


     1. Non-Competition. For a period of 5 years from the Closing Date (the "Term"), Hollinger shall not, and shall cause each of its Affiliates not to, directly or indirectly engage in the business of distributing, including by means of acquisition, any Publication within any postal zip code in which any Publication owned by CNCO on the Effective Date ("Initial Publication") is distributed (the "Restricted Area") or providing any financing for any Person to do any of the foregoing ("Competitive Activities"); provided, however, that if CNCO (i) discontinues the operations of any Initial Publication or (ii) transfers, sells, pledges, conveys or disposes of substantially all of the assets of any Initial Publication, the Restricted Area with respect to CNCO will no longer consist of those postal zip codes in which such Initial Publication was distributed as of the Effective Date, unless another Initial Publication was distributed in those same postal zip codes on the Effective Date (it being understood that, subject to the limits set forth herein, this covenant may be assigned to certain transferees of Initial Publications pursuant to Section 6 hereof).

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     Notwithstanding anything to the contrary contained in this Section, CNCO hereby agrees that the foregoing covenant shall not be deemed breached as a result of (i) the ownership by Hollinger or any Affiliate of Hollinger of (A) less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; (B) less than 5% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities; or (C) a Person which engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 5% of such Person's consolidated annual revenues, (ii) any Competitive Activities conducted by any Affiliate of Hollinger (A) which Hollinger acquired after the Effective Date and (B) the value of which at the time of the acquisition by Hollinger represented less than 5% of the total value of the transaction or transactions in which Hollinger acquired the Affiliate (an "Incidental Acquisition")(provided that after such transaction such Affiliate does not distribute at any time during the Term a new product which would constitute a Competitive Activity), or (iii) any incidental distribution within the Restricted Area of any Hollinger Publication that is intended to be distributed primarily outside the Restricted Area.

     2. Consideration. Upon the execution and delivery of this Agreement, CNCO shall pay to Hollinger, by wire transfer of immediately available funds, an amount equal to $30,915,000 as consideration for Hollinger and its Affiliates not engaging in any Competitive Activities.

     3. Interest. Concurrently with the execution and delivery of this Agreement, CNCO shall pay to Hollinger, by wire transfer of immediately available funds, an amount equal to interest on $30,915,000 at a rate equal to the 30 day Treasury bill rate in effect on December 31, 1997, for the period from but including the Effective Date through but excluding the Closing Date.

                                  ARTICLE III

                                 Miscellaneous

     1. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to the conflicts of law principles of such State.

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     2. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     3. No Waiver. Any failure of any party hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by written waiver from the other party. No failure by any party hereto to exercise, and no dely in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by any party preclude any other or future exercise of that right or any other right hereunder by that party.

     4. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

     (i)  if to CNCO,

          Liberty Group Operating, Inc.
          c/o Liberty Group Publishing, Inc.
          3000 Dundee Road
          Suite 203
          Northbrook, IL  60062
          Telecopy:  (847) 272-6244
          Attention: Kenneth L. Serota

     with a copy to:

          Mayer, Brown & Platt
          190 South LaSalle Street
          Chicago, IL  60603
          Telecopy:  (312) 701-7711
          Attention: Scott J. Davis, Esq.; and

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     (ii) if to Hollinger,

          Hollinger International Inc.
          401 North Wabash Avenue
          Chicago, Illinois 60611
          Telecopy:  (312) 321-0629
          Attention: General Counsel

     with a copy to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York 10019
          Telecopy:  (212) 474-3700
          Attention: William P. Rogers, Jr.

     5. Limitation Of Scope. It is the intention of Hollinger and CNCO that if any of the restrictions or covenants contained in this agreement is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by the Governing Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under the Governing Law, a court of competent jurisdiction shall construe and interpret or reform this agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this agreement) as shall be valid and enforceable under such Governing Law.

     6. Assignment. This agreement and the rights and obligations hereunder shall not be assignable or transferable by CNCO (including by operation of law in connection with a merger or consolidation) without the prior written consent of Hollinger, its successors or assigns. Notwithstanding the foregoing, if CNCO sells, transfers or otherwise conveys all of the assets of an Initial Publication within the Term of this agreement to any Person ("Subsequent Purchaser"), CNCO may assign without Hollinger's consent its rights corresponding to such Initial Publication under this agreement to such Subsequent Purchaser; provided that with respect to any assignment of any rights and obligations under this agreement to a

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Subsequent Purchaser, "Restricted Area" as defined in Section 1 (and subject to further limitation as provided in that Section) shall mean any postal zip code or codes in which the Initial Publication acquired by such Subsequent
Purchaser was distributed on the Effective Date.

     7. First Offer Rights. Hollinger agrees that during the Term of this agreement, if Hollinger decides to sell or otherwise dispose of any Incidental Acquisition (other than in circumstances where such Incidental Acquisition represents less than 50% of the proposed transaction) (a "Proposed Sale"), it shall provide notice of such Proposed Sale and CNCO shall have 30 days in which to provide, in writing, the terms and conditions under which it would offer to purchase the Incidental Acquisition (the "Offer") which is the subject of the Proposed Sale. If such Offer is so received by Hollinger, Hollinger will not, within six months of receipt of such Offer, enter into any agreement to sell or otherwise dispose of such Incidental Acquisition to a third party for consideration that has a fair market value to Hollinger which is less than the fair market value to Hollinger of the Offer, or negotiate with a third party with respect to such a sale. If Hollinger does not accept the Offer and does not complete the Proposed Sale to a third party within six months of the Offer, Hollinger must comply with the provisions of this Section 7 before making any additional Proposed Sale.



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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                Liberty Group Operating, Inc.,


                                  by   /s/ Kenneth L. Serota
                                    ----------------------------
                                    Name:  Kenneth L. Serota
                                    Title: President


                                Hollinger International Inc.,

                                    by
                                       /s/ J. A. Boultbee
                                    ----------------------------
                                    Name:
                                    Title: